EXHIBIT C

LETTER OF TRANSMITTAL

Regarding Shares in

ASGI MESIROW INSIGHT FUND, LLC

Tendered Pursuant to the Offer to Purchase
Dated December 19, 2012

THE OFFER WILL EXPIRE ON JANUARY 18, 2013
AND THIS LETTER OF TRANSMITTAL MUST BE RECEIVED BY
ALTERNATIVE STRATEGIES GROUP, INC.,
EITHER BY MAIL OR BY FAX, BY MIDNIGHT, EASTERN TIME, ON
JANUARY 18, 2013, UNLESS THE OFFER IS EXTENDED.

Complete This Letter Of Transmittal And Return To:

ASGI MESIROW INSIGHT FUND, LLC
c/o BNY Mellon Alternative Investment Services
400 Bellevue Parkway 19C-0204
Wilmington, DE 19809

Phone: (866) 211-4521
Fax:  (508) 599-6137

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Ladies and Gentlemen:

The undersigned hereby tenders to ASGI Mesirow Insight Fund, LLC, a closed-end, non-diversified, management investment company organized as a limited liability company under the laws of the State of Delaware (the “Fund”), the outstanding shares of limited liability company interest in the Fund or portion thereof (the “Shares”) held by the undersigned, described and specified below, on the terms and conditions set out in the Offer to Purchase, dated December 19, 2012 (the “Offer”), receipt of which is hereby acknowledged in this Letter of Transmittal.

THE OFFER AND THIS LETTER OF TRANSMITTAL ARE SUBJECT TO ALL THE TERMS AND CONDITIONS SET OUT IN THE OFFER, INCLUDING, BUT NOT LIMITED TO, THE ABSOLUTE RIGHT OF THE FUND TO REJECT ANY AND ALL TENDERS DETERMINED BY IT, IN ITS SOLE DISCRETION, NOT TO BE IN THE APPROPRIATE FORM.

The undersigned hereby sells to the Fund the Shares tendered pursuant to this Letter of Transmittal.  The undersigned hereby warrants that it has full authority to sell the Shares tendered hereby and that the Fund will acquire good title to the Shares, free and clear of all liens, charges, encumbrances, conditional sales agreements or other obligations relating to this sale, and not subject to any adverse claim, when and to the extent the Shares are repurchased by the Fund.  Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer.

The undersigned recognizes that under certain circumstances set out in the Offer, the Fund may not be required to repurchase the Shares tendered hereby.

The payment of the repurchase amount for the Shares tendered by the undersigned will be made by wire transfer of the Funds to an account designated by the undersigned in this Letter of Transmittal.  The undersigned understands that in the event any payment for the Shares tendered hereby is in the form of in-kind distributions, an arrangement for delivery of such securities will be made by the Investment Adviser and notified to the undersigned.

The undersigned recognizes that the amount of the payment of the repurchase amount for Shares will be based on the unaudited net asset value of the Fund as of March 31, 2013, subject to an extension of the Offer as described in Section 8 of the Offer.  The undersigned further recognizes that if tendering only a portion of its Shares and if the undersigned is an existing Member at the time the Fund’s accountants complete the Fund’s next audit, final adjustments, if any, will be reflected in the audited net asset value of all Fund Shares.  It is anticipated that an audit of the Fund’s financial statements will be completed no later than 60 days after March 31, 2013.

All authority conferred or agreed to be conferred in this Letter of Transmittal will survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder will be binding on the heirs, personal representatives, successors and assigns of the undersigned.  Except as stated in Section 6 of the Offer, this tender is irrevocable.

PLEASE FAX OR MAIL (VIA CERTIFIED MAIL, RETURN RECEIPT REQUESTED) TO:
ASGI MESIROW INSIGHT FUND, LLC, C/O BNY MELLON ALTERNATIVE INVESTMENT
SERVICES, 400 BELLEVUE PARKWAY 19C-0204, WILMINGTON, DE 19809
FOR ADDITIONAL INFORMATION:  PHONE: (866) 211-4521 OR FAX: (508) 599-6137.

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ASGI MESIROW INSIGHT FUND, LLC
Tendered Pursuant to the Offer to Purchase Dated December 19, 2012

PART 1.	NAME:

Name of Member:  (Please list full account registration name.  For IFS Accounts, please be sure to include the Wells Fargo fiduciary capacity as part of the registration – ex. “Wells Fargo Bank as Agent for John Doe Rev Trust”)

______________________________________________

Account Number: ________________________________

Telephone Number: _______________________________

PART 2.	AMOUNT OF OUTSTANDING SHARES BEING TENDERED:

☐	All of the undersigned’s outstanding shares.

☐	A portion of the undersigned’s outstanding shares expressed as a specific dollar value.

$___________________________

The undersigned understands and agrees that if the undersigned tenders an amount that would cause the undersigned’s capital account balance to fall below the required minimum account balance of at least $25,000, the Fund reserves the right to reduce the amount to be repurchased from the undersigned so that the required minimum balance is maintained or to repurchase all of the undersigned’s outstanding shares.

PART 3.	PAYMENT:

CASH PAYMENT

Cash payments will be wire transferred to the Wells Fargo account where the Fund interest is held.

Investment of Tender Proceeds in another ASGI-Advised Registered Fund

Members that tender their Class A Shares for repurchase and who reinvest repurchase proceeds in Class A Shares of another registered fund advised by Alternative Strategies Group, Inc. will not be subject to a placement fee with respect to the reinvestment of such proceeds.  Accordingly, please check the box below if the undersigned Member intends to invest tender offer proceeds in another registered fund advised by Alternative Strategies Group, Inc.  In such event, the undersigned Member acknowledges that no such investment may be made until the undersigned has received and had an opportunity to review the confidential private placement memorandum for any such fund.  If the undersigned (1) checks the box below, (2) contacts the Member’s intermediary, (3) obtains and reviews the private placement memorandum of another ASGI-advised registered fund and (4) subsequently invests the proceeds from this tender into another ASGI-advised registered fund, the undersigned will not be subject to any otherwise applicable placement fee with respect to such investment.

☐ I intend to contact my selling broker to inquire about investing the proceeds of this tender into another ASGI-advised registered fund.

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ASGI MESIROW INSIGHT FUND, LLC
Tendered Pursuant to the Offer to Purchase Dated December 19, 2012

Form must be received prior to the deadline

Indicate Date of Transmission _____________________ and Method of Transmission ☐ Fax ☐ Regular Mail ☐ Overnight Mail

PART 4.	SIGNATURE(S):

FOR INDIVIDUAL INVESTORS AND JOINT TENANTS:	FOR OTHER INVESTORS:

Signature (SIGNATURE OF OWNER(S) EXACTLY AS APPEARED ON SUBSCRIPTION AGREEMENT)	Print Name of Investor

Print Name of Investor	Signature (SIGNATURE OF OWNER(S) EXACTLY AS APPEARED ON SUBSCRIPTION AGREEMENT)

Joint Tenant Signature if necessary (SIGNATURE OF OWNER(S) EXACTLY AS APPEARED ON SUBSCRIPTION AGREEMENT)	Print Name of Signatory and Title

Print Name of Joint Tenant	Co-signatory if necessary (SIGNATURE OF OWNER(S) EXACTLY AS APPEARED ON SUBSCRIPTION AGREEMENT)

Print Name and Title of Co-signatory
Date: __________

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